Exhibit 5.01

August 3, 2007
Board of Directors
Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
Ladies and Gentlemen:
We are acting as counsel to Double-Take Software, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (Registration No. 333-144746) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 3,208,500 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), of which (i) up to 115,750 Shares are to be sold by the Company (the “Primary Shares”) and (ii) up to 3,092,750 Shares are to be sold by the stockholders identified in the Registration Statement (the “Secondary Shares”). Of the Secondary Shares, 3,087,750 (the “Outstanding Shares”) are currently outstanding, and 5,000 of the Secondary Shares (the “Option Shares”) are issuable upon the exercise of employee stock options held by a Selling Stockholder. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on July 27, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors
Double-Take Software, Inc.
August 3, 2007

4.	The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Thomas Weisel Partners LLC and Cowen and Company, LLC will act as representatives, filed as Exhibit 1.01 to the Registration Statement (the “Underwriting Agreement”).

5.	Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the authorization of the Underwriting Agreement and arrangements in connection therewith, and establishment of a pricing committee of the Board of Directors with respect to the determination of the issue price of the Shares.

6.	Certain resolutions of the Board of Directors of the Company, certain resolutions of the stockholders of the Company, and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, authorization of the issuance and sale of the Outstanding Shares and the issuance and sale of the Option Shares.

7.	A certificate of the Secretary of the Company as to certain facts relating to the Company.
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
1.	Following (a) action by the Board of Directors or the pricing committee thereof authorizing the specific number of Primary Shares to be issued and establishing the issue price of the Primary Shares (the “Board Action”), (b) execution and delivery by the Company of the Underwriting Agreement, (c) issuance of the Primary Shares pursuant to the terms of the Underwriting Agreement and the Board Action, and (d) receipt by the Company of the consideration for the Primary Shares specified in the Board Action, the Primary Shares will be validly issued, fully paid, and nonassessable.

Board of Directors
Double-Take Software, Inc.
August 3, 2007

2.	The Outstanding Shares are validly issued, fully paid and nonassessable.

3.	Assuming the due and proper exercise of the related employee stock options in accordance with the terms thereof, the Option Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.